Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered
Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8), for the registration of 2,250,000 shares in relation to the Gibraltar Industries, Inc. 2005 Equity Incentive Plan, of our reports dated March 1, 2007 with respect to the consolidated financial statements of Gibraltar Industries, Inc., Gibraltar Industries, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Gibraltar Industries, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Buffalo, New York
June 6, 2007